Filed Pursuant to Rule 424(b)(5)
Registration No. 333-205306

This preliminary prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933. The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus do not constitute an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where an offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 23, 2018

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus Dated June 26, 2015)

30,000,000 Shares
Common Stock
__________________
This is a public offering of common stock of AGNC Investment Corp. We are offering 30,000,000 shares of our common stock. Our common stock is listed on The Nasdaq Global Select Market under the symbol “AGNC.” On May 22, 2018, the last reported sale price of our common stock was $19.11 per share.

The underwriters have agreed to purchase our common stock from us at a price of $    per share, which will result in approximately $     of total net proceeds to us before deducting expenses for this offering. The underwriters may offer our common stock in transactions on The Nasdaq Global Select Market, in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices. See “Underwriting.”

We have granted the underwriters a 30-day option to purchase up to 4,500,000 additional shares of common stock at a price of $    per share.
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Investing in our common stock involves a high degree of risk. See “Risk Factors” on page S-3 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
_________________

The underwriters expect to deliver the shares of common stock on or about May    , 2018.

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Joint Book-Running Managers
Citigroup	BofA Merrill Lynch	J.P. Morgan	Morgan Stanley	UBS Investment Bank
_________________
Co-Managers
	JMP Securities		Keefe, Bruyette & Woods
A Stifel Company
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May , 2018

TABLE OF CONTENTS

 Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and the securities offered hereby, and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the base prospectus, gives more general information and disclosure. When we refer to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If there is any inconsistency between information in or incorporated by reference into the base prospectus and information in or incorporated by reference into this prospectus supplement, you should rely only on the information contained in or incorporated by reference into this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the common stock being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading, “Where You Can Find More Information” before investing in our common stock.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer of these securities in any jurisdiction where the offer or sale thereof is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include information about possible or assumed future results of our business and our financial condition, liquidity, results of operations, plans and objectives. They also include, among other things, statements concerning anticipated revenues, income or loss, capital expenditures, dividends, capital structure, or other financial terms, as well as statements regarding subjects that are forward looking by their nature, such as:

•	changes in the market value of our assets;
•	changes in net interest rate spreads;
•	changes in prepayment rates of the mortgage loans underlying our securities;
•	the occurrence, extent and timing of credit losses within our portfolio;
•	conditions in the market for Agency and other mortgage securities;
•	the state of the credit markets and other general economic conditions, including home prices, particularly as they affect the price of earning assets and the credit status of borrowers;
•	risks associated with our hedging activities and the effectiveness of our risk mitigation strategies;
•	availability and terms of financing arrangements;
•	changes in our business or investment strategy;
•	legislative and regulatory changes (including changes to laws governing the taxation of REITs);
•	the use of the net proceeds from this offering;
•	our ability to maintain our qualification as a REIT (including income and asset requirements for federal income tax purposes and the limitations imposed on our business by our status as a REIT;
•	our ability to remain exempt from registration under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The forward-looking statements are based on our beliefs, assumptions, and expectations of our future performance,

S- i

taking into account the information currently available to us. These beliefs, assumptions, and expectations may change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks when you make a decision concerning an investment in our common stock, along with the following factors, among others, that may cause actual results to vary from our forward-looking statements:

•	general volatility of the securities markets in which we invest and the market price of our common stock;
•	changes in prepayment rates, interest rate spreads or the yield curve;
•	availability, terms and deployment of debt and equity capital;
•	retention of key employees and availability of qualified personnel;
•	the degree and nature of our competition;
•	changes in governmental regulations, tax rates and similar matters;
•
changes in the practices and procedures of the Federal National Mortgage Association (“Fannie Mae”), the Federal Home Loan Mortgage Corporation (“Freddie Mac”) and the Government National Mortgage Association (“Ginnie Mae”) (collectively referred to as “GSEs”);

•	defaults on our investments;
•	legislative and regulatory changes (including changes to laws governing the taxation of real estate investment trusts, or REITs, or applicable exemptions from the Investment Company Act);
•	availability of investment opportunities in residential real estate securities;
•	general volatility in capital markets;
•	the timing of cash flows, if any, from our investment portfolio;
•
other risks associated with investing in residential real estate securities, including changes in our industry, any changes in laws and regulations affecting the relationship between Fannie Mae and Freddie Mac and the federal government, interest rates, the debt securities markets, the general economy or the finance and real estate markets specifically; and

•
the risk factors incorporated by reference into this prospectus supplement, the accompanying prospectus and the other risks detailed in our Annual Report on Form 10-K for the year ended December 31, 2017 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018.

When we use words such as “will likely result,” “plan,” “may,” “shall,” “believe,” “expect,” “anticipate,” “project,” “intend,” “estimate,” “goal,” “objective,” or similar expressions, we intend to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus supplement. We do not intend to and we disclaim any duty or obligation to update or revise any industry information or forward looking statement set forth in this prospectus supplement to reflect new information, future events, or otherwise, except as required under U.S. federal securities laws.

S- ii

SUMMARY

The following summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. It may not contain all of the information that is important to you. Before making a decision to invest in our common stock, you should carefully read this entire prospectus supplement and the accompanying prospectus, including the risks set forth under the caption “Risk Factors” in this prospectus supplement and in the documents incorporated by reference in this prospectus supplement, and the information set forth under the caption “Where You Can Find More Information” on page S-10.

Except where the context suggests otherwise, all references to “we,” “our” and “us” in this prospectus supplement refer to AGNC Investment Corp. and its subsidiaries. Unless indicated otherwise, the information in this prospectus supplement assumes that the underwriters’ option to purchase additional shares of our common stock is not exercised.

Our Company
We earn income primarily from investing in Agency residential mortgage-backed securities ("Agency RMBS") on a leveraged basis. These investments consist of residential mortgage pass-through securities and collateralized mortgage obligations for which the principal and interest payments are guaranteed by a GSE. We may also invest in other types of mortgage and mortgage-related residential and commercial mortgage-backed securities where repayment of principal and interest is not guaranteed by a GSE or U.S. Government agency.
We operate to qualify to be taxed as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). As a REIT, we are required to distribute annually 90% of our taxable income. So long as we continue to qualify as a REIT, we will generally not be subject to U.S. Federal or state corporate taxes on our taxable income to the extent that we distribute all our annual taxable income to our stockholders on a timely basis. It is our intention to distribute 100% of our taxable income within the time limits prescribed by the Internal Revenue Code, which may extend into the subsequent taxable year.
Our principal objective is to provide our stockholders with attractive risk-adjusted returns through a combination of monthly dividends and tangible net book value accretion. We generate income from the interest earned on our investments, net of associated borrowing and hedging costs, and net realized gains and losses on our investment and hedging activities. We fund our investments primarily through borrowings structured as repurchase agreements.

Recent Developments

On May 2, 2018, we entered into an amendment to our management agreement with MTGE Investment Corp. (“MTGE”) in connection with the proposed acquisition of MTGE by Annaly Capital Management, Inc. The transaction is expected to close in the third quarter of 2018, subject to customary closing conditions.  Pursuant to the amendment, we will continue to manage MTGE through the closing of the merger and for a short transitional period following the merger.  In addition to regular monthly management fees payable for ongoing service through the transition period, under the amendment we will be paid a termination fee of $41.7 million.

On May 10, 2018, our Board of Directors declared a monthly dividend of $0.18 per common share, payable on June 8, 2018 to common stockholders of record as of May 31, 2018.

On May 10, 2018, we also announced our estimated net tangible book value of $18.58 per share of common stock as of April 30, 2018. The estimate of net tangible book value includes deductions for our April 2018 dividend of $0.18 per share of common stock, which was deducted on April 12, 2018 with an April 30, 2018 record date. The estimated net tangible book value is unaudited and has not been verified or reviewed by any third party. Our estimated tangible net book value as of the date of this prospectus supplement may also be materially different from our estimate as of April 30, 2018.

Since March 31, 2018, we sold 110,969 shares of our common stock under our at-the-market offering program.

Our Corporate Information
We are a Delaware corporation formed on January 7, 2008. We commenced operations on May 20, 2008 following the completion of our initial public offering. Our principal place of business is located at 2 Bethesda Metro Center, 12th Floor, Bethesda, Maryland 20814, and our telephone number is (301) 968-9300. We maintain a website that can be accessed at http://www.AGNC.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus supplement or any other report or document we file with or furnish to Securities and Exchange Commission, or the SEC.

THE OFFERING

Issuer	AGNC Investment Corp.

Common stock offered by us
30,000,000 shares (plus up to an additional 4,500,000 shares of common stock that we may issue and sell upon the exercise of the underwriters’ option to purchase additional shares of our common stock in full).

Common stock to be outstanding after this offering
421,452,043 shares (or 425,952,043 shares if the underwriters exercise their option to purchase additional shares of our common stock in full) based upon 391,452,043 shares of common stock outstanding as of May 21, 2018.

NASDAQ trading symbol	“AGNC”

Use of Proceeds
We intend to use the net proceeds of this offering to finance the acquisition of agency securities, non-agency securities (including credit risk transfer securities), other mortgage- related assets and hedging instruments and for other general corporate purposes. Pending this utilization, we may invest the net proceeds from this offering in readily marketable, short-term, investment-grade, interest-bearing investments. See “Use of Proceeds.”

Risk Factors
Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 7 of our Annual Report on Form 10-K for the year ended December 31, 2017 and on page S-3 of this prospectus supplement.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering of our common stock will be approximately $    , or $     if the underwriters’ option to purchase additional shares of our common stock is exercised in full, after deducting estimated offering expenses payable by us. Any additional proceeds to us resulting from an increase in the number of shares offered pursuant to this prospectus supplement will be used by us as described below.

We intend to use the net proceeds from this offering to finance the acquisition of agency securities, non-agency securities (including credit risk transfer securities), other mortgage-related assets and hedging instruments and for other general corporate purposes. Pending this utilization, we may temporarily invest the net proceeds in readily marketable, short-term, investment-grade, interest-bearing investments, including money market accounts, which are consistent with maintaining our qualification as a REIT. Such temporary investments would be expected to provide a lower net return than we hope to achieve from our targeted investments in agency securities, non-agency securities, and other mortgage- related assets.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below in addition to those described in the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q (which descriptions are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus supplement before making a decision to invest in our common stock. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” below.

Additional Risks Relating to this Offering
Our management will have broad discretion in the use of the net proceeds from this offering and may allocate the net proceeds from this offering in ways that you and other shareholders may not approve.

Our management will have broad discretion in the use of the net proceeds, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure of our management to use these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our shareholders.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for shares of our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into shares of common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

MARKET PRICE AND DISTRIBUTIONS

The following table sets forth the range of high and low sales prices of our common stock as reported on The Nasdaq Global Select Market and dividends declared on our common stock for fiscal years 2017 and 2016 and for the first and second quarters of fiscal year 2018 (through May 18, 2018):

	Common Stock
	Sales Price
	High	Low	Dividends Declared(1)
2018
Second quarter (through May 18, 2018)	$19.23	$18.49	$0.36
First quarter	$20.26	$17.84	$0.54
2017
Fourth quarter	$21.90	$19.26	$0.54
Third quarter	$21.94	$20.76	$0.54
Second quarter	$22.34	$19.57	$0.54
First quarter	$20.02	$18.10	$0.54
2016
Fourth quarter	$20.43	$17.30	$0.54
Third quarter	$20.10	$18.88	$0.56
Second quarter	$19.85	$18.00	$0.60
First quarter	$18.80	$15.69	$0.60
(1)    Represents the sum of monthly dividends declared during each period presented.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2018 (i) on a historical basis, and (ii) on an as adjusted basis for the sale of 30,000,000 shares of common stock at an offering price of $ per share in this offering and application of the estimated proceeds as described under “Use of Proceeds,” after deducting estimated offering expenses payable by us and the issuance of 110,969 shares under our sales agreement with Cantor Fitzgerald dated February 1, 2017 subsequent to March 31, 2018. This presentation should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017 and our quarterly report on Form 10-Q for the quarter ended March 31, 2018 that we are incorporating by reference into this prospectus supplement and the accompanying prospectus.

	As of March 31, 2018 (in millions, except per share data)
	Actual	As Adjusted(1)
Assets:
Cash and cash equivalents	$972
Debt:
Repurchase agreements	$48,956
Debt of consolidated variable interest entities, at fair value	336
Total debt	49,292
Stockholders’ equity:
Preferred Stock: par value $.01 per share; 10.0 shares authorized
7.750% Series B Cumulative Redeemable Preferred Stock, $0.01 par value; 7.0 depositary shares issued and outstanding (aggregate liquidation preference of $25.00 per depositary share) on an actual and as adjusted basis(2)	169
7.00% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value; 13.0 depositary shares issued and outstanding (aggregate liquidation preference of $25.00 per depositary share) on an actual and as adjusted basis, respectively	315
Common stock: par value $.01 per share; 600.0 and 900.0 shares authorized on an actual and as adjusted basis(3), respectively; 391.3 and 421.5 shares issued and outstanding on an actual and as adjusted basis, respectively	4
Additional paid-in capital	11,174
Retained deficit	(2,358)
Accumulated other comprehensive loss	(966)
Total stockholders’ equity	8,338
Total capitalization	$57,630
 ______________
(1) Assumes no exercise of the underwriters’ option to purchase up to an additional 4,500,000 shares of our common stock.
(2) Each Series B and Series C depository share represents a 1/1000th interest in a share of Series B and Series C Preferred Stock, respectively.
(3) The authorized shares on an as adjusted basis is adjusted to reflect the increase in the authorized number of shares of common stock from 600,000,000 to 900,000,000 shares pursuant to the Company’s Amended and Restated Certificate of Incorporation, which was approved by common stockholders on April 19, 2018.
.

SUPPLEMENT TO U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary of certain U.S. Federal income tax considerations supplements the discussion set forth under the heading “U.S. Federal Income Tax Considerations” in the accompanying prospectus and is subject to the qualifications set forth therein. The following summary is for general information only and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular holders of our common stock in light of their personal investment or tax circumstances.

EACH PROSPECTIVE HOLDER IS ADVISED TO CONSULT HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO HIM OR HER OF ACQUIRING, HOLDING, EXCHANGING, OR OTHERWISE DISPOSING OF OUR COMMON STOCK AND OF THE COMPANY’S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Tax Cuts and Jobs Act
The recently enacted ‘‘Tax Cuts and Jobs Act’’ (‘TCJA’’) significantly changed the U.S. federal income tax laws applicable to businesses and their owners, including REITs and their stockholders. Among other amendments, the TCJA effected the following changes (generally effective for taxable years beginning after December 31, 2017, unless otherwise indicated):

•
For taxable years that begin after December 31, 2017, and before January 1, 2026: (i) the U.S. federal income tax brackets generally applicable to ordinary income of individuals, trusts and estates have been modified (with the rates generally reduced), and (ii) stockholders that are individuals, trusts or estates are generally entitled to a deduction equal to 20% of the aggregate amount of ordinary income dividends received from a REIT (not including dividends that are eligible for the reduced rates applicable to ‘‘qualified dividend income’’ or treated as capital gain dividends), subject to certain limitations.

•
The U.S. federal income tax rate applicable to corporations has been reduced to 21% (from the previous maximum rate of 35%), and the alternative minimum tax has been repealed for corporations. These changes would generally reduce the amount of income taxes payable by our TRSs, as well as by us to the extent we would otherwise be subject to regular corporate-level U.S. federal income tax (for example, if we were to become subject to tax as a result of distributing less than 100% of our taxable income or recognizing built-in gains in assets acquired from C corporations). In addition, the maximum withholding rate on distributions by us to non-U.S. stockholders that are attributable to gain from the disposition of a U.S. real property interest is reduced from 35% to 21%.

•
There are new limitations on the deductibility of interest expense and net operating losses, which may affect the deductibility of interest paid or accrued by, or net operating losses generated by, us or our TRSs or other subsidiaries.

•
A U.S. tax-exempt stockholder that is subject to tax on its unrelated business taxable income (‘‘UBTI’’) will be required to segregate its taxable income and loss for each unrelated trade or business activity for purposes of determining its UBTI.

•	New rules have been enacted that in some circumstances may accelerate the recognition of certain income items.

•
Significant changes have been enacted to the international tax rules, which, among other consequences, could affect the amount, timing, or character of income we recognize with respect to any foreign entity in or through which we may invest.

Technical corrections or other amendments to the TCJA or administrative guidance interpreting the TCJA may be forthcoming at any time. We cannot predict the long-term effect of the TCJA or any future law changes on REITs or their stockholders. You are urged to consult your tax advisor regarding the effects of the TCJA on your investment in our common shares.
Protecting Americans from Tax Hikes Act
The Protecting Americans from Tax Hikes Act of 2015 (the “PATH Act”), enacted in December 2015, contained changes to certain aspects of the U.S. federal income tax rules applicable to REITs and their shareholders, including, among others, the following changes. The PATH Act modified various rules that apply to a REIT’s ownership of and business relationship with its taxable REIT subsidiaries (“TRSs”), including by expanding the application of the 100% excise tax on non-arm’s-length transactions with a TRS and reducing the percentage of a REIT’s assets that may be invested in securities of TRSs (from 25% to 20% for taxable years beginning after December 31, 2017). The PATH Act made permanent the reduction of the recognition period (from ten years to five years) during which a REIT that acquires assets from a regular C corporation in a non-recognition transaction is subject to a corporate-level tax on built-in gains recognized during such period. The PATH Act made multiple changes related to the Foreign Investment in Real Property Tax Act (“FIRPTA”), including (i) increasing the amount of stock (from 5% to 10%) that a foreign investor can hold in a publicly traded REIT without being subject to FIRPTA taxation upon a sale of the REIT’s stock or the receipt of a USRPI capital gain dividend from the REIT, (ii) increasing the rate of withholding (from 10% to 15%) in certain cases where FIRPTA withholding does apply, and (iii)creating exemptions and other special rules for certain types of investors (such as “qualified foreign pension funds” and entities wholly-owned by such pension funds). The PATH Act also expanded the prohibited transaction safe harbors and the categories of qualifying hedges, and repealed the preferential dividend rule for “publicly offered REITs”. Lastly, the PATH Act expanded in certain respects the types of qualifying assets and income for purposes of the REIT requirements. Although we do not expect these new rules to have a material impact on our REIT status or our U.S. federal income tax liability, no assurance can be given regarding the future impact these rules may have on us or our investors. Investors are urged to consult their tax advisors with respect to these changes and their potential impact on their investment in our common stock.
New Partnership Audit Rules
The Bipartisan Budget Act of 2015, enacted in November 2015, changed the rules applicable to U.S. federal income tax audits of partnerships. Under the new rules (which are generally effective for taxable years beginning after December 31, 2017), among other changes and subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest or penalties attributable thereto are assessed and collected, at the partnership level. Although it is uncertain how these new rules will be implemented, it is possible that they could result in partnerships in which we directly or indirectly invest being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. The changes created by these new rules are sweeping and in many respects dependent on the promulgation of future regulations or other guidance by the U.S. Treasury Department.
FATCA Withholding
With respect to the legislation discussed in “U.S. Federal Income Tax Considerations - Taxation of Foreign Stockholders - Other Withholding Rules” in the accompanying prospectus, the Internal Revenue Service has issued a Notice that extends the date after which withholding begins for gross proceeds from December 31, 2016, to December 31, 2018.

UNDERWRITING

Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, and UBS Securities LLC are acting as the joint book-running managers and representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of our common stock set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. LLC
UBS Securities LLC
JMP Securities LLC
Keefe, Bruyette & Woods, Inc.
Total	30,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the option to purchase additional shares described below) if they purchase any of the shares. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters have agreed to purchase the shares of common stock from us at a price of $    per share, which will result in net proceeds to us, after deducting estimated expenses related to this offering, of approximately $350,000 assuming no exercise of the option to purchase additional shares granted to the underwriters, and $    assuming full exercise of the option to purchase additional shares.

The underwriters propose to offer the shares of common stock offered hereby from time to time for sale in one or more transactions on The Nasdaq Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt of acceptance by them and subject to their right to reject any order in whole or in part. The underwriters may effect such transactions by selling the shares of common stock to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principal. The difference between the price at which the underwriters purchase shares and the price at which the underwriters resells such shares may be deemed to be underwriting compensation.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 4,500,000 additional shares of our common stock at $    per share. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

We and each of our executive officers and directors, have agreed that, for a period of 30 days from the date of this prospectus supplement, we and they will not, without the prior written consent of each of the representatives, dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock, subject to certain exceptions, including our ability to continue to sell securities under our dividend reinvestment and direct stock purchase program (without granting waivers as to requests to purchase shares of our common stock in excess of $10,000). The representatives, in their sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

The shares of our common stock are listed on The Nasdaq Global Select Market under the symbol “AGNC.”
We estimate that our portion of the total expenses of this offering will be $ .

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the option to purchase additional shares, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

•	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ option to purchase additional shares.

•	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ option to purchase additional shares.

•
Covering transactions involve purchases of shares either pursuant to the option to purchase additional shares or in the open market after the distribution has been completed in order to cover short positions.

•
To close a naked short position, the underwriters must purchase shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•
To close a covered short position, the underwriters must purchase shares in the open market after the distribution has been completed or must exercise the option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.
Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares of our common stock. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on The Nasdaq Global Select Market, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

A prospectus in electronic format is being made available on Internet websites maintained by one or more of the underwriters of this offering and may be made available on websites maintained by other underwriters. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus supplement or the registration statement of which the prospectus supplement forms a part.

Relationships with the Underwriters
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

We have entered into master repurchase agreements, ISDA master agreements, and master securities forward transaction agreements with certain of the underwriters or their affiliates. Certain of the underwriters or their affiliates have also acted as underwriters and/or financial advisors on a number of our equity and/or debt offerings.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in Japan
The shares of common stock to be offered in this offering have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (the “Financial Instruments and Exchange Act”), and each underwriter has agreed that it will not offer or sell any of the shares of common stock to be offered in this offering, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Hong Kong
The common stock may not be offered or sold by means of any document other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571 of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32 of Hong Kong); and no advertisement, invitation or document relating to the common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance and any rules made thereunder.

WARNING
The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice.

Notice to Prospective Investors in Singapore
This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of common stock are subscribed or purchased under Section 275 by a relevant person which is:

(a)a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments, and each beneficiary of the trust is an individual who is an accredited investor securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable within 6 months after that corporation or that trust has acquired the shares of common stock pursuant to an offer made under Section 275 except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; or (4) as specified in Section 276(7) of the SFA.

Notice to Prospective Investors in South Korea
The shares of common stock may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in South Korea or to any resident of South Korea except pursuant to the applicable laws and regulations of South Korea, including the Financial Investment Services and Capital Markets Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The shares of common stock have not been registered with the Financial Services Commission of South Korea for public offering in South Korea. Furthermore, the shares of common stock may not be re-sold to South Korean residents unless the purchaser of the shares complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with their purchase.

Notice to Prospective Investors in Taiwan
The securities have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the securities in Taiwan.

Notice to Prospective Investors in United Arab Emirates
UAE. The offering contemplated hereunder has not been approved or licensed by the Central Bank of the United Arab Emirates (“UAE”), the Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai Financial Services Authority (“DFSA”), a regulatory authority of the Dubai International Financial Centre (“DIFC”). This offering does not constitute a public offer of shares in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and NASDAQ Dubai Listing Rules, or otherwise. The shares of common stock may not be offered to the public in the UAE and/or any of the free zones. The shares of common stock may be offered and issued only to a limited number of investors in the UAE or any of its free zones who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned.

Dubai International Financial Centre. This document relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to Persons of a type specified in those rules. It must not be delivered to, or relied on by, any other Person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares of common stock to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of common stock offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorized financial adviser.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708 (11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cooley LLP, New York, New York.

EXPERTS

The consolidated financial statements of AGNC Investment Corp. appearing in AGNC Investment Corp.’s Annual Report (Form 10-K) for the year ended December 31, 2017, and the effectiveness of AGNC Investment Corp.’s internal control over financial reporting as of December 31, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports or other information that we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC’s Public Reference Room. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room in Washington D.C. Our SEC filings are also available to you, free of charge, on the SEC’s website at http://www.sec.gov. You may also obtain additional information by visiting our website at http://www.AGNC.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of this prospectus supplement or any other report or document we file with or furnish to the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement which has been previously filed, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information included or incorporated by reference in this prospectus supplement. We have filed the documents listed below with the SEC (File No. 001-34057) under the Exchange Act and these documents are incorporated herein by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2017, filed on February 26, 2018;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed on May 7, 2018;

•	our Current Report on Form 8-K, filed on April 20, 2018;

•
the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2017 from our Definitive Proxy Statement on Schedule 14A and filed with the SEC on March 9, 2018; and

•	the description of our common stock set forth in our registration statement on Form 8-A, filed on May 9, 2008, and any amendment or report filed for the purpose of updating such description.

All documents that we file (but not those that we furnish) with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering of shares hereby will be deemed to be incorporated by reference into this prospectus supplement and will automatically update and supersede the information in this prospectus supplement and any previously filed document.

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement (other than the exhibits to such documents which are not specifically incorporated by reference herein); we will provide this information at no cost to the requester upon written or oral request to AGNC Investment Corp., 2 Bethesda Metro Center, 12th Floor, Bethesda, Maryland 20814, telephone number (301) 968-9300.

PROSPECTUS
Common Stock
Preferred Stock
Debt Securities
Depositary Shares

 ______________________________
By this prospectus, we may offer, from time to time, shares of our common stock, preferred stock, debt securities and depositary shares in one or more offerings (together, the “Securities”). The Securities may be offered separately or together in amounts and at prices and on terms to be disclosed in one or more supplements to this prospectus. We may describe the terms of these offerings in a term sheet that will precede the prospectus supplement. You should read this prospectus and any supplement or term sheet carefully before you decide to invest. This prospectus may not be used to consummate sales of any Securities unless it is accompanied by a prospectus supplement.
Our common stock is listed on The NASDAQ Global Select Market under the symbol “AGNC,” our 8.000% Series A Cumulative Redeemable Preferred Stock is listed on The NASDAQ Global Select Market under the symbol “AGNCP,” and our depositary shares, each representing a 1/1,000th interest in a share of our 7.750% Series B Cumulative Redeemable Preferred Stock, are listed on The NASDAQ Global Select Market under the symbol “AGNCB.” As of June 25, 2015, the last reported sales price for our common stock was $19.42 per share.
Our Amended and Restated Certificate of Incorporation, as amended (our “Charter”), contains certain restrictions relating to the ownership and transfer of both our common stock and our capital stock, including a 9.8% ownership limit. These ownership limitations are intended to assist us in qualifying and maintaining our qualifications as a real estate investment trust.

 ______________________________
Investing in our Securities involves a high degree of risk. You should consider carefully these risks together with all of the other information contained in this prospectus and any prospectus supplement before making a decision to purchase our Securities. See the sections entitled “Risk Factors” on page 1 of this prospectus and in our latest Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or other periodic reports filed by us updating such disclosure.
______________________________
The Securities may be sold directly by us, through agents designated from time to time, or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section in this prospectus entitled “Plan of Distribution.” If any underwriters are involved in the sale of any Securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in the prospectus supplement. The net proceeds that we expect to receive from such sale will also be set forth in the prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is June 26, 2015.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the Securities in one or more offerings. This prospectus provides you with a general description of the Securities that we may offer. Each time that we sell Securities under this shelf registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus, together with applicable prospectus supplements, includes or incorporates by reference all material information relating to this offering. Please read carefully both this prospectus and any prospectus supplement together with the additional information described below under “Where You Can Get More Information.”
Except where the context suggests otherwise, in this prospectus “we,” “us,” “our,” “AGNC” and “the Company” refer to American Capital Agency Corp., a Delaware corporation, and its subsidiaries; “our Manager” refers to American Capital AGNC Management, LLC, a Delaware limited liability company; and “American Capital” refers to American Capital, Ltd., a Delaware corporation.
You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement and any free writing prospectus prepared by us. We have not authorized anyone to provide you with different or additional information. This prospectus, any applicable prospectus supplement and any free writing prospectus prepared by us does not constitute an offer to sell, or a solicitation of an offer to purchase, the Securities offered by such documents in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus prepared by us is accurate as of any date other than the date on the front cover of such documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.
This prospectus contains, and any applicable prospectus supplement may contain, summaries of certain provisions contained in some of the documents described herein and therein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Information contained or incorporated by reference in this prospectus or prospectus summary may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “plans,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. The matters described throughout this prospectus and in any exhibits to the registration statement of which this prospectus is a part, constitute cautionary statements identifying important factors with respect to any such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

THE COMPANY

We are a Delaware corporation formed on January 7, 2008. We commenced operations on May 20, 2008 upon completion of our initial public offering. We earn income primarily from investing on a leveraged basis in agency mortgage-backed securities. These investments consist of residential mortgage pass-through securities and collateralized mortgage obligations for which the principal and interest payments are guaranteed by government sponsored entities such as the Federal National Mortgage Association, or Fannie Mae, the Federal Home Loan Mortgage Corporation, or Freddie Mac or by a U.S. Government agency such as the Government National Mortgage Association, or Ginnie Mae. We may also invest in agency debenture securities issued by Freddie Mac, Fannie Mae or the Federal Home Loan Bank and in other assets reasonably related to agency securities.

We operate so as to qualify to be taxed as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code. As long as we continue to qualify as a REIT, we generally will not be subject to U.S. federal income taxes on our taxable net income to the extent that we distribute all of our annual taxable net income to our stockholders.

We are externally managed by American Capital AGNC Management, LLC, which we refer to as our Manager. Our Manager is an indirect subsidiary of a wholly-owned portfolio company of American Capital, Ltd., or American Capital, an investment company and alternative asset manager that is listed on The NASDAQ Global Select Market under the symbol “ACAS.” Because we have no employees, our Manager is responsible for administering our business activities and day-to-day operations, subject to the supervision of our Board of Directors.

Our principal objective is to generate attractive risk-adjusted returns for distribution to our stockholders through regular monthly dividends from the combination of our net interest income and net realized gains and losses on our investments and hedging activities while preserving our net asset value. We fund our investments primarily through short-term borrowings structured as repurchase agreements.

Our principal place of business is located at 2 Bethesda Metro Center, 14th Floor, Bethesda, Maryland 20814, and our telephone number is (301) 968-9300. We maintain a website that can be accessed at http://www.AGNC.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to SEC.

RISK FACTORS
Investing in our Securities involves a high degree of risk. You should consider carefully the risks described under “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q (which descriptions are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our Securities. Please also see the section entitled “Where You Can Find More Information” below.
USE OF PROCEEDS
Unless otherwise specified in a prospectus supplement accompanying this prospectus, we intend to use the net proceeds from our sale of the Securities offered by this prospectus and the related prospectus supplement to finance the acquisition of agency securities, assets reasonably related to agency securities and hedging instruments and for other general corporate purposes such as repayment of outstanding indebtedness, working capital and for liquidity needs. Pending this utilization, we may invest the net proceeds from an offering in readily marketable, short-term, interest-bearing investments, including money market accounts that are consistent with our intention to maintain our qualification as a REIT. These temporary investments are expected to provide a lower net return than we hope to achieve from our targeted investments in agency securities.

RATIOS OF EARNINGS TO FIXED CHARGES
The following table sets forth our ratio of earnings to fixed charges and our ratio of earnings to combined fixed charges and preferred stock dividends for each of the periods shown:

	For the three months ended March 31, 2015	Year ended December 31,
		2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	(2.01)	0.31	3.35	3.51	3.72	4.79
Ratio of earnings to combined fixed charges and preferred stock dividends	(1.78)	0.35	3.29	3.46	3.72	4.79

For purposes of computing the ratio of earnings to fixed charges, earnings represent net income plus fixed charges. For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends, earnings represent net income plus fixed charges and preferred stock dividends (where applicable). Fixed charges include interest expense, a portion of rent expense and preferred stock dividend expense.

PLAN OF DISTRIBUTION
Sales of our Securities
We may sell the Securities separately or together:

•	through one or more underwriters or dealers in a public offering and sale by them;

•	directly to investors;

•	through agents; or

•	through a combination of any of these methods of sale.
We may sell the Securities offered pursuant to this prospectus and any accompanying prospectus supplements to or through one or more underwriters or dealers or we may sell the Securities to investors directly or through agents. Each prospectus supplement, to the extent applicable, will describe the number and terms of the Securities to which such prospectus supplement relates, the name or names of any underwriters or agents with whom we have entered into arrangements with respect to the sale of such Securities, the public offering or purchase price of such Securities and the net proceeds we will receive from such sale. Any underwriter or agent involved in the offer and sale of the Securities will be named in the applicable prospectus supplement. We may sell Securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.
Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell these Securities upon such terms and conditions as may be set forth in the applicable prospectus supplement. In connection with the sale of any of these Securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for which they may act as agents.
Securities may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the Securities as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable Nasdaq Stock Market or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; (e) sales “at the market” to or through one or more market makers or into an existing trading market, on an exchange or otherwise, for Securities; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers or negotiated transactions. Broker-dealers may also receive compensation from purchasers of the Securities, which is not expected to exceed that customary in the types of transactions involved.
We will set forth in a prospectus supplement the terms of the offering of Securities, including:

•	the name or names of any agents or underwriters, if any;

•	the purchase price of the Securities being offered and the proceeds we will receive from the sale;

•	any over-allotment or other options under which underwriters may purchase additional Securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchanges on which such Securities may be listed; and

•	a discussion of any other material U.S. federal income tax considerations applicable to the Securities being offered that is not otherwise discussed in this prospectus.
If we use underwriters for a sale of Securities, the underwriters will acquire the Securities for their own account. The underwriters may resell the Securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the Securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the Securities of the series offered if they purchase any of the Securities of that series. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.
Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or from our purchasers (as their agents in connection with the sale of Securities). These underwriters, dealers or agents may be considered to be underwriters under the Securities Act of 1933 (the “Securities Act”). As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement accompanying this prospectus will identify any such underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase Securities as a principal, and may then resell the Securities at varying prices to be determined by the dealer.
Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.
We may grant underwriters who participate in the distribution of Securities an option to purchase additional Securities to cover over-allotments, if any, in connection with the distribution or otherwise.
To facilitate the offering of the Securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the Securities. This may include over-allotments or short sales of the Securities, which involve the sale by persons participating in the offering of more Securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the Securities by bidding for or purchasing Securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if Securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the Securities at a level above that which might otherwise prevail in the open market. These transactions, if commenced, may be discontinued at any time.
Any person participating in a distribution of the Securities covered by this prospectus will be subject to the applicable provisions of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of Securities by such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to our Securities for a period of up to five business days before the distribution.

DESCRIPTION OF EQUITY SECURITIES
The following is a summary of the rights and preferences of our equity Securities and related provisions of our Charter and Second Amended and Restated By-laws, as amended (our “Bylaws”). While we believe that the following description covers the material terms of our capital stock, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire prospectus, our Charter and Bylaws and the other documents we refer to herein for a more complete understanding of our capital stock. See “Where You Can Find More Information.”
General
Our Charter provides that we may issue up to 600,000,000 shares of common stock and 10,000,000 shares of preferred stock, both having a par value of $0.01 per share. As of May 31, 2015, 352,807,714 shares of our common stock and 6,907,000 shares of our preferred stock, 6,900,000 of which has been designated as our 8.000% Series A Cumulative Redeemable Preferred Stock (“Series A Preferred Stock”) and 7,000 of which has been designated as our 7.750% Series B Cumulative Redeemable Preferred Stock (“Series B Preferred Stock”), were issued and outstanding.
Common Stock
Voting Rights
Subject to the restrictions contained in our Charter regarding the transfer and ownership of our capital stock and except as may otherwise be specified in the terms of any class or series of common stock, our common stockholders are entitled to one vote per share. Our common stockholders are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all holders of our common stock present in person or represented by proxy, voting together as a single class; provided, that if the number of nominees for director exceeds the number of directors to be elected at our annual meeting, each director shall be elected by a plurality of the votes cast. Except as otherwise provided by law, amendments to our Charter must be approved by a majority or, with respect to provisions relating to the powers, numbers, classes, elections, terms and removal of our directors, the ability to fill vacancies on our Board of Directors and our election to qualify as a REIT, 66% of the combined voting power of all shares of all classes of capital stock entitled to vote generally in the election of directors, voting together as a single class.
Dividend Rights
Subject to the restrictions contained in our Charter regarding the transfer and ownership of our capital stock, our common stockholders will share ratably (based on the number of common shares held) if and when any dividend is declared by our Board of Directors.
Liquidation Rights
On our liquidation, dissolution or winding up, each of our common stockholders will be entitled to a pro rata dividend of any assets available for distribution to common stockholders.
Other Matters
In the event of our merger or consolidation with or into another company in connection with which shares of common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all of our common stockholders will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). No shares of our common stock will be subject to redemption or have preemptive rights to purchase additional shares.

Preferred Stock
Our Charter provides that our Board of Directors has the authority, without action by the stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more classes or series and to fix the rights, preferences, privileges and restrictions of each class or series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series, which may be greater than the rights of the holders of the common stock. Any issuance of shares of preferred stock could adversely affect the voting power of holders of common stock, and the likelihood that the holders will receive dividend payments and payments upon liquidation could have the effect of delaying, deferring or preventing a change in control.

This prospectus provides you with a general description of the preferred stock we may offer. Each time we sell preferred stock, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the preferred stock, including, to the extent applicable:

•	designation or classification;

•	redemption terms;

•	dividends;

•	listing on a securities exchange;

•	conversion rights; and

•	voting or other rights.

Description of Series A Preferred Stock

On April 2, 2012, we filed a certificate of designations (the “Series A Certificate of Designations”) with the Secretary of State of the State of Delaware to designate 6,900,000 shares of our authorized preferred stock, par value $0.01 per share, as shares of Series A Preferred Stock with the powers, designations, preferences and other rights as set forth therein. The Series A Certificate of Designations became effective upon filing on April 2, 2012 and is incorporated herein by reference. On April 5, 2012, we issued 6,900,000 shares of the Series A Preferred Stock, all of which remain outstanding as of June 25, 2015. The Series A Preferred Stock is listed on The NASDAQ Global Select Market under the symbol “AGNCP.”

Ranking. The Series A Preferred Stock ranks, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, (1) senior to all classes or series of our common stock and to all other equity Securities issued by us other than equity Securities referred to in clauses (2) and (3); (2) on a parity with all equity Securities issued by us with terms specifically providing that those equity Securities rank on a parity with the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; (3) junior to all equity Securities issued by us with terms specifically providing that those equity Securities rank senior to the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; and (4) effectively junior to all of our existing and future indebtedness (including indebtedness convertible to our common stock or preferred stock) and to the indebtedness of our existing subsidiaries and any future subsidiaries.

Distributions. Holders of the Series A Preferred Stock are entitled to receive cumulative cash dividends at a rate of 8.000% per annum of the $25.00 per share liquidation preference (equivalent to $2.000 per annum per share). Dividends are payable quarterly in arrears on the 15th day of each January, April, July and October, provided that if any dividend payment date is not a business day, then the dividend which would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day. Dividends accumulate and are cumulative from, and including, April 5, 2012, the date of original issuance. Dividends are payable to holders of record as they appear in our stock records for the Series A Preferred Stock at the close of business on the applicable record date, which is the first day of the calendar month, whether or not a business day, in which the applicable dividend payment date falls.

Liquidation Preference. If we liquidate, dissolve or wind up, holders of the Series A Preferred Stock will have the right to receive $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the date of payment, before any payment is made to the holders of our common stock.

Redemption. The Series A Preferred Stock will not be redeemable before April 5, 2017, except under circumstances intended to preserve our qualification as a REIT for U.S. federal income tax purposes and except upon the occurrence of a Change of Control (as defined in the Series A Certificate of Designations). On or after April 5, 2017, we may, at our option, redeem any or all of the shares of the Series A Preferred Stock at $25.00 per share plus any accumulated and unpaid dividends to, but not including, the redemption date. In addition, upon the occurrence of a Change of Control, we may, at our option, redeem any or all of the shares of Series A Preferred Stock within 120 days after the first date on which such Change of Control occurred at $25.00 per share plus any accumulated and unpaid dividends to, but not including, the redemption date.

Maturity. The Series A Preferred Stock has no stated maturity, is not subject to any sinking fund or mandatory redemption and will remain outstanding indefinitely unless repurchased or redeemed by us or converted into our common stock in connection with a Change of Control by the holders of Series A Preferred Stock.

Voting Rights. Holders of Series A Preferred Stock will generally have no voting rights. However, if we do not pay dividends on the Series A Preferred Stock for six or more quarterly dividend periods (whether or not consecutive), the holders of the Series A Preferred Stock (voting separately as a class with the holders of all other classes or series of our preferred stock we may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election referred to below) will be entitled to vote for the election of two additional directors to serve on our Board of Directors until we pay, or declare and set aside funds for the payment of, all dividends that we owe on the Series A Preferred Stock, subject to certain limitations. In addition, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock is required for us to authorize or issue any class or series of stock ranking prior to the Series A Preferred Stock with respect to the payment of dividends or the distribution of assets on liquidation, dissolution or winding up, to amend any provision of our Charter so as to materially and adversely affect any rights of the Series A Preferred Stock or to take certain other actions.

Conversion. Upon the occurrence of a Change of Control, each holder of Series A Preferred Stock will have the right (subject to our election to redeem the Series A Preferred Stock in whole or in part, as described above, prior to the Change of Control Conversion Date (as defined in the Series A Certificate of Designations)) to convert some or all of the Series A Preferred Stock held by such holder on the Change of Control Conversion Date into a number of shares of our common stock per share of Series A Preferred Stock determined by formula, in each case, on the terms and subject to the conditions described in the Series A Certificate of Designations, including provisions for the receipt, under specified circumstances, of alternative consideration.
Description of Series B Preferred Stock Underlying Our Depositary Shares
On May 7, 2014, we filed a certificate of designations (the “Series B Certificate of Designations”) with the Secretary of State of the State of Delaware to designate 8,050 shares of our authorized preferred stock, par value $0.01 per share, as shares of Series B Preferred Stock with the powers, designations, preferences and other rights as set forth therein. The Series B Certificate of Designations became effective upon filing on May 7, 2014 and is incorporated herein by reference. On May 8, 2014, we issued 7,000 shares of the Series B Preferred Stock, which shares were deposited with Computershare Inc. and Computershare Trust Company, N.A., jointly as depositary, against which depositary receipts evidencing 7,000,000 depositary shares were issued, all of which remain outstanding as of June 25, 2015. Each depositary share represents 1/1,000th of a share of Series B Preferred Stock. The depositary shares underlying the Series B Preferred Stock are listed on The NASDAQ Global Select Market under the symbol “AGNCB.”

Ranking. The Series B Preferred Stock ranks, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, (1) senior to all classes or series of our common stock and to all other equity Securities issued by us other than equity Securities referred to in clauses (2) and (3); (2) on a parity with all equity Securities issued by us with terms specifically providing that those equity Securities rank on a parity with the Series B Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; (3) junior to all equity Securities issued by us with terms specifically providing that those equity Securities rank senior to the Series B Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; and (4) effectively junior to all of our existing and future indebtedness (including indebtedness convertible to our common stock or preferred stock) and to the indebtedness of our existing subsidiaries and any future subsidiaries.

Distributions. Holders of the Series B Preferred Stock are entitled to receive cumulative cash dividends at a rate of 7.750% per annum of the $25,000 per share liquidation preference (equivalent to $1,937.50 per annum per share of Series B Preferred Stock or $1.9375 per annum per depositary share). Dividends are payable quarterly in arrears on the 15th day of each January, April, July and October, provided that if any dividend payment date is not a business day, then the dividend which would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day. Dividends accumulate and are cumulative from, and including, the date of original issuance (May 8, 2014). Dividends are payable to holders of record as they appear in our stock records for the Series B Preferred Stock at the close of business on the applicable record date, which is the first day of the calendar month, whether or not a business day, in which the applicable dividend payment date falls.

Liquidation Preference. If we liquidate, dissolve or wind up, holders of the Series B Preferred Stock will have the right to receive $25,000 per share, plus any accumulated and unpaid dividends to, but not including, the date of payment, before any payment is made to the holders of our common stock.

Redemption. The Series B Preferred Stock will not be redeemable before May 8, 2019, except under circumstances intended to preserve our qualification as a REIT for U.S. federal income tax purposes and except upon the occurrence of a Change of Control (as defined in the Series B Certificate of Designations). On or after May 8, 2019, we may, at our option, redeem any or all of the shares of the Series B Preferred Stock at $25,000 per share ($25.00 per depositary share) plus any accumulated and unpaid dividends to, but not including, the redemption date. In addition, upon the occurrence of a Change of Control, we may, at our option, redeem any or all of the shares of Series B Preferred Stock within 120 days after the first date on which such Change of Control occurred at $25,000 per share ($25.00 per depositary share) plus any accumulated and unpaid dividends to, but not including, the redemption date.

Maturity. The Series B Preferred Stock has no stated maturity, is not subject to any sinking fund or mandatory redemption and will remain outstanding indefinitely unless repurchased or redeemed by us or converted into our common stock in connection with a Change of Control by the holders of Series B Preferred Stock.

Voting Rights. Holders of Series B Preferred Stock will generally have no voting rights. However, if we do not pay dividends on the Series B Preferred Stock for six or more quarterly dividend periods (whether or not consecutive), the holders of the Series B Preferred Stock (voting separately as a class with the holders of all other classes or series of our preferred stock we may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock in the election referred to below) will be entitled to vote for the election of two additional directors to serve on our Board of Directors until we pay, or declare and set aside funds for the payment of, all dividends that we owe on the Series B Preferred Stock, subject to certain limitations. In addition, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock is required for us to authorize or issue any class or series of stock ranking prior to the Series B Preferred Stock with respect to the payment of dividends or the distribution of assets on liquidation, dissolution or winding up, to amend any provision of our Charter so as to materially and adversely affect any rights of the Series B Preferred Stock or to take certain other actions.

Conversion. Upon the occurrence of a Change of Control, each holder of Series B Preferred Stock will have the right (subject to our election to redeem the Series B Preferred Stock in whole or in part, as described above, prior to the Change of Control Conversion Date (as defined in the Series B Certificate of Designations)) to convert some or all of the Series B Preferred Stock held by such holder on the Change of Control Conversion Date into a number of shares of our common stock per share of Series B Preferred Stock determined by formula, in each case, on the terms and subject to the conditions described in the Series B Certificate of Designations, including provisions for the receipt, under specified circumstances, of alternative consideration.
Restrictions on Ownership and Transfer of Our Capital Stock
In order to qualify as a REIT under the Internal Revenue Code, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the second half of any calendar year.
Our Charter, subject to certain exceptions, contains restrictions on the number of shares of our common stock and our capital stock that a person may own and may prohibit certain entities from owning our shares. Our Charter provides that (subject to certain exceptions described below) no person may beneficially or constructively own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of either our common stock or our capital stock. Pursuant to our Charter, our Board of Directors has the power to increase or decrease the percentage of our common stock and our capital stock that a person may beneficially or constructively own. However, any decreased stock ownership limit will not apply to any person whose percentage ownership of our common stock or our capital stock, as the case may be, is in excess of such decreased stock ownership limit until that person’s percentage ownership of our common stock or our capital stock, as the case may be, equals or falls below the decreased stock ownership limit. Until such a person’s percentage ownership of our common stock or our capital stock, as the case may be, falls below such decreased stock ownership limit, any further acquisition of common stock will be in violation of the decreased stock ownership limit. If our Board of Directors changes the stock ownership limit, it will (i) notify each stockholder of record of any such change, and (ii) publicly announce any such change, in each case at least 30 days prior to the effective date of such change.

Our Charter also prohibits any person from beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT and from transferring shares of our capital stock if the transfer would result in our capital stock being beneficially owned by fewer than 100 persons. In addition, no such person may own an interest in any tenant that would cause us to own, actually or constructively, more than a 9.9% interest in such tenant. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of shares of our capital stock that are transferred to the trust (as described below), is required to give written notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing restrictions on transferability and ownership will not apply if our Board of Directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.
Our Board of Directors, in its sole discretion, may exempt a person from the foregoing restrictions. The person seeking an exemption must provide to our Board of Directors such conditions, representations and undertakings as our Board of Directors may deem reasonably necessary to conclude that granting the exemption will not cause us to lose our qualification as a REIT. Our Board of Directors may also require a ruling from the Internal Revenue Service (the “IRS”) or an opinion of counsel in order to determine or ensure our qualification as a REIT in the context of granting such exemptions.
Any attempted transfer of our capital stock which, if effective, would result in a violation of the foregoing restrictions will cause the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our Charter) prior to the date of the transfer. If, for any reason, the transfer to the trust does not occur or would not prevent a violation of the restrictions on ownership contained in our Charter, our Charter provides that the purported transfer will be void ab initio. Shares of our capital stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of our capital stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of capital stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of capital stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Delaware law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.
Within 20 days of receiving notice from us that shares of our capital stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows: the proposed transferee will receive the lesser of (1) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our Charter) of the shares on the day of the event causing the shares to be held in the trust and (2) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our capital stock have been transferred to the trust, the shares are sold by the proposed transferee, then (1) the shares shall be deemed to have been sold on behalf of the trust and (2) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.
In addition, shares of our capital stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.
Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) in number or in value of all classes or series of our capital stock, including shares of our common stock, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our capital stock that the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request to determine the effect, if any, of the beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limitations. In addition, each such owner shall, upon demand, be required to provide to us such information as we may request, in good faith, to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the 9.8% ownership limitations in our Charter.
These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or might otherwise be in the best interests of our stockholders.
Anti-Takeover Effects of Delaware Law and Our Charter and Bylaws
Our Charter and Bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of our Company unless the takeover or change in control is approved by our Board of Directors. In addition to the above-described restrictions regarding the transfer and ownership of our capital stock, these provisions include the following:
Stockholder Action by Written Consent
Our Charter provides that stockholder action may not be taken by written consent in lieu of a meeting and that stockholder action may be taken only at an annual or special meeting of stockholders.
Elimination of the Ability to Call Special Meetings
Our Bylaws provide that, except as otherwise required by law, special meetings of our stockholders can only be called by our chief executive officer, pursuant to a resolution adopted by a majority of our Board of Directors or a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers and authority include the power to call such meetings, or by the chair of our Board of Directors. Stockholders are not permitted to call a special meeting or to require our Board of Directors to call a special meeting.

Removal of Directors; Board of Directors Vacancies
Our Charter provides that members of our Board of Directors may only be removed for cause, and only with the affirmative vote of the holders of at least 66% of the combined voting power of all the shares of all classes of our capital stock entitled to vote generally in the election of directors. Our Bylaws provide that only our Board of Directors may fill vacant directorships. These provisions would prevent a stockholder from gaining control of our Board of Directors by removing incumbent directors and filling the resulting vacancies with such stockholder’s own nominees.
Amendment of Certificate of Incorporation and By-laws
The General Corporation Law of the State of Delaware, or DGCL, provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend or repeal a corporation’s certificate of incorporation or by-laws, unless the certificate of incorporation requires a greater percentage. Our Charter generally requires the approval of both a majority of the combined voting power of all the classes of shares of our capital stock entitled to vote generally in the election of directors and a majority of the members of our Board of Directors to amend any provisions of our Charter except that provisions of our Charter relating to the powers, numbers, classes, elections, terms and removal of our directors, the ability to fill vacancies on our Board of Directors and our election to qualify as a REIT requires the affirmative vote of at least 66% of the combined voting power of all the shares of all classes of our capital stock entitled to vote generally in the election of directors. In addition, our Charter (i) grants our Board of Directors the authority to amend and repeal our Bylaws without a stockholder vote in any manner not inconsistent with the DGCL and (ii) requires that stockholders may only amend our Bylaws with the affirmative vote of 66% of the combined voting power of all the shares of all classes of our capital stock entitled to vote generally in the election of directors.
The foregoing provisions of our Charter and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by our Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.
Section 203 of the DGCL
We will not be subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation’s voting stock. In our original certificate of incorporation, we elected not to be bound by Section 203.
Limitations on Liability and Indemnification of Officers and Directors
Our Charter and Bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL, except that such directors and officers will not be indemnified to the extent that any such person has committed willful misfeasance, bad faith, gross negligence or reckless disregard involved in the conduct of such person’s duty to or for us. In addition, as permitted by Delaware law, our Charter includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable to the extent such director has committed willful misfeasance, bad faith, gross negligence or reckless disregard of such director’s duties involved in the conduct of the office of director.
These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.
Transfer Agent and Registrar
The transfer agent and registrar for our shares of capital stock is Computershare Trust Company, N.A. The principal business address of Computershare Trust Company, N.A. is P.O. Box 43010, Providence, Rhode Island 02940-3010.

DESCRIPTION OF DEBT SECURITIES
The following description briefly sets forth certain general terms and provisions of the debt securities that may be offered by this prospectus and any applicable prospectus supplement. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities, will be described in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, our debt securities will be issued in one or more series under an indenture to be entered into between us and U.S. Bank National Association, as trustee. A form of the indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939 (the “TIA”). You should read the summary set forth below, the applicable prospectus supplement and the provisions of the indenture and supplemental indenture and/or company order, if any, in their entirety before investing in our debt securities. See “Where You Can Find More Information.”
General
We may offer debt securities, which may be senior or subordinated, secured or unsecured, guaranteed or non-guaranteed and convertible or non-convertible. We may sell these debt securities at par or at a substantial discount below their stated principal amount, including original issue discount securities. United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.
We expect most debt securities to be issued in fully registered form without coupons and in denominations of $2,000 and any integral multiples of $1,000 in excess thereof. Subject to the limitations provided in the indenture and in the applicable prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.
The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, may constitute a single series of securities under the indenture.
The prospectus supplement relating to any series of debt securities that we may offer will specify the aggregate principal amount of such debt securities to be offered and will contain the specific terms of such debt securities, including:

•	the title of the debt securities and any limit on the aggregate principal amount of the debt securities of such series;

•	the date(s) on which the debt securities may be issued and on which the principal and premium, if any, thereof will be payable, or the method for determining the same;

•
the interest rate(s) or the method for determining the same, whether interest shall be payable in cash or additional securities, the dates on which interest will accrue or the method for determining such dates and the dates on which interest will be payable;

•
the currency, currencies or currency units in which the debt securities will be denominated or in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable, if other than U.S. dollars;

•
any time period within which or the manner in which, and the terms and conditions upon which, we or the holders of the debt securities can select the payment currency, if other than that in which the securities are denominated;

•
place(s) where payment of principal and interest may be made, where debt securities may be presented for registration of transfer, exchange or conversion, and where notices or demands upon us may be made;

•	redemption or early repayment provisions, including at our option or at the option of the holders;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	authorized denominations, if other than $2,000 and any integral multiples of $1,000;

•	if other than the principal amount, the principal amount of debt securities payable upon acceleration;

•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination and release of the guarantees), if any;

•	amount of discount or premium, if any, with which such debt securities will be issued;

•	additions or changes to the provisions for the defeasance of the debt securities or to provisions related to satisfaction and discharge of the indenture;

•
whether such debt securities will be issued in whole or in part in the form of one or more global securities, the depositary for any such global securities and the date as of which the securities are dated if other than the date of original issuance;

•	whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;

•	whether the debt securities will be subordinated and the terms of such subordination;

•	whether the debt securities will be secured and the terms of any security agreement or arrangement;

•	any restriction or condition on the transferability of the debt securities;

•	additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;

•
provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series;

•	any additions or changes in the defaults and events of default applicable to the particular debt securities being issued;

•	any covenants applicable to the particular debt securities being issued; and

•
any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series of debt securities).

Consolidation, Merger and Sale of Assets
We may not consolidate or merge with or into or sell, convey, transfer or lease all or substantially all of our assets to another entity unless we are the continuing entity or the successor, transferee or lessee entity (if other than us) expressly assumes our obligations under the indenture and the debt securities issued under the indenture and, immediately after giving effect to the transaction, we or the successor, transferee or lessee entity (if other than us) would not be in default in the performance of any covenant or condition of the indenture.
Events of Default
The following are “events of default” under the indenture with respect to any series of notes issued under the indenture:

•	failure to pay any installment of interest on the notes when due, continued unremedied for a period of 30 days;

•	failure to pay principal of or any premium on any series of notes when payable;

•	failure to pay a sinking fund installment (if any) on the notes when payable, continued unremedied for a period of 30 days;

•
failure to perform any other of our material covenants or agreements in the indenture (other than a covenant or agreement included in the indenture solely for the benefit of one or more series of debt securities other than the notes to which this prospectus pertains, or a covenant or agreement specifically addressed by other enumerated events of default), which failure shall not have been remedied for a period of 90 days after written notice by the trustee to us or by the holders of at least 25% in aggregate principal amount of the outstanding notes of such series to us and the trustee as provided in the indenture; and

•	certain specified events under bankruptcy, insolvency or other similar laws with respect to us.
These events of default may be modified, and any additional events of default may be specified, with respect to any series of notes issued under the indenture pursuant to a supplemental indenture thereto or a company order.
If an event of default with respect to the notes (other than an event of default relating to certain specified events under bankruptcy, insolvency or similar laws) occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of any series may declare the principal amount of all the outstanding notes of such series to be due and payable immediately. If an event of default relating to certain specified events under bankruptcy, insolvency or similar laws occurs and is continuing, then the principal amount of all the outstanding notes issued under the Indenture shall automatically become due and payable immediately without any declaration or other action on the part of the trustee or the note holders. At any time after a declaration of acceleration with respect to the notes of any series has been made, but before a judgment or decree for payment of the money due has been obtained thereon, the holders of a majority in aggregate principal amount of the outstanding notes of such series may rescind and annul the acceleration, provided that we have paid or deposited with the trustee sufficient amounts owed to the trustee and noteholders of such series then due thereupon.
The indenture provides that within 90 days after the occurrence thereof, and if known to the trustee, the trustee will give the holders of the notes of the applicable series notice of each event which is or, after notice or lapse of time or both, would become an event of default with respect of the notes of such series, unless such default has been cured or waived before the giving of such notice. Except in the case of default in the payment of principal, premium, if any, or interest on any notes, the trustee shall be protected in withholding the notice if our board of directors or the trustee in good faith determines that the withholding of the notice is in the interests of the holders of outstanding notes.
The indenture provides that, subject to the duty of the trustee during the continuance of an event of default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of notes of a particular series, unless the holders of notes of such series shall have offered to the trustee security or indemnity satisfactory to the trustee. Subject to such provisions for the indemnification of the trustee and subject to certain other limitations, the holders of a majority in aggregate principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes of such series.
We are required to furnish to the trustee annually a statement as to our compliance with all conditions and covenants under the indenture and as to any default in our performance.
Modification of the Indenture
The indenture provides that we and the trustee may, without the consent of the holders of any debt securities issued under the indenture, enter into supplemental indentures for the purposes, among other things, of:

•	adding to the covenants or events of default for the benefit of holders of all or any series of debt securities or surrendering any right or power conferred upon us;

•	deleting or modifying any events of default with respect to any series of debt securities, the form and terms of which are being established pursuant to such supplemental indenture;

•
adding to or changing any provision of the indenture to provide, change or eliminate any restrictions on the payment of principal or premium that does not adversely affect the interests of the holders of any series of debt securities in any material respect;

•	changing or eliminating any provisions of the indenture so long as there are no holders of debt securities of any series entitled to the benefit of such provisions;

•	evidencing the succession of another entity to the indenture and the assumption by such entity of our covenants and obligations under the indenture;

•	evidencing the appointment of a successor trustee under the indenture;

•	securing the debt securities of any series;

•
curing ambiguities in the indenture, correcting or supplementing any provision which may be defective or inconsistent with any other provision, and conforming the terms of the indenture applicable to the debt securities of any series to the description of the terms of such debt securities in the applicable offering memorandum, prospectus or other offering document;

•	adding to, changing or eliminating any provision of the indenture as may be necessary or desirable in accordance with the TIA;

•	adding guarantors or co-obligors with respect to the debt securities of any series, or to release guarantors from guarantees in accordance with the terms of the indenture;

•	making any change in any series of debt securities that does not adversely affect in any material respect the rights of holders of such debt securities;

•	to provide for uncertificated debt securities;

•
supplementing the indenture to permit or facilitate the defeasance and discharge of any debt securities issued thereunder that does not adversely affect the interests of the holders of any series of debt securities in any material respect;

•	to prohibit the authentication and delivery of additional series of debt securities; and

•	establishing the form and terms of the debt securities of any series as permitted by the indenture and authorizing the issuance of additional debt securities of a series previously authorized.
With specific exceptions, the indenture or the rights of the holders of the notes of a particular series may be modified by us and the trustee with the consent of the holders of a majority in aggregate principal amount of the notes of such series, but no modification may be made without the consent of the holder of each outstanding note of any series affected thereby that, among other things, would:

•	extend the maturity of any payment of principal of or any installment of interest on any notes;

•	reduce the principal amount of any note, or the interest thereon, or any premium payable on any note;

•	change any place of payment where, or the currency in which, any note or any premium or interest is denominated or payable;

•	impair the right to sue for the enforcement of any payment on or after its stated maturity or redemption date, if applicable;

•	materially adversely affect the economic terms of any right to convert or exchange any debt security;

•
reduce the percentage in principal amount of outstanding notes of any series required to consent to any supplemental indenture, any waiver of compliance with provisions of the indenture or specific defaults and their consequences provided for in the indenture;

•	reduce the requirements of the indenture for voting or otherwise modify the sections in the indenture relating to these consents and waivers; or

•	modify the rights, duties and immunities of the trustee without its written consent.
Satisfaction and Discharge of Indenture
The indenture, with respect to any series of notes issued thereunder (except for certain surviving obligations specified therein), will cease to be of further effect upon (a) delivery to the trustee for cancellation all notes of such series previously authenticated, or (b) all securities of such series have become due and payable or will become due and payable within one year or are to be called for redemption within one year and funds sufficient for the payment in full of the principal of and premium, if any, and interest on the notes of such series have been deposited with the trustee.
Discharge and Defeasance
At our option, either (a) we shall be discharged from our obligations with respect to a particular series of notes (subject to survival of certain limited provisions in the indenture) or (b) we will cease to be under any obligation to comply with the covenants applicable with respect to a particular series of notes, in either case by depositing with the trustee cash or U.S. government obligations (or combination thereof) sufficient to pay the principal of and premium, if any, and interest on such notes to their maturity or redemption date in accordance with the terms of the indenture and the notes of such series, provided that no default under the indenture has occurred and is continuing and that we shall have delivered to the trustee an opinion of counsel to the effect that holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Company’s election to discharge or defease the notes of such series.
Reports
The indenture provides that we will file with the trustee and the SEC, and transmit to holders of debt securities, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the TIA.
Trustee
U.S. Bank National Association is the initial trustee, registrar, paying agent and, where applicable, conversion agent under the indenture. Any other entity that is named to serve in any such capacity in place thereof with respect to a particular series of notes will be named in the prospectus supplement applicable to such series of notes.
Global Securities
Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred, except as a whole by the depositary for such global security to a nominee of such depositary, or by a nominee of such depositary to such depositary or another nominee of such depositary, or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.
Governing Law
The indenture and the debt securities shall be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF DEPOSITARY SHARES
The following summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms that will be disclosed in the applicable prospectus supplement. You should read the particular terms of any depositary shares and any depositary receipts that are offered by us and any deposit agreement relating to a particular series of preferred stock, which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A form of the deposit agreement, including the form of depositary receipt, is attached as an exhibit to the registration statement of which this prospectus forms a part. You should read carefully the more detailed provisions of the deposit agreement and the form of depositary receipt for provisions that may be important to you.
General

We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock. As of June 25, 2015, 7,000,000 Series B depositary shares were issued and outstanding, with each depositary share representing 1/1,000th of a share of our Series B Preferred Stock. See “Description of Equity Securities—Description of Series B Preferred Stock Underlying Our Depositary Shares” for a description of the terms of the Series B Preferred Stock underlying the Series B depositary shares.
The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us having its principal office in the United States and having a combined capital and surplus of at least $50,000,000, as depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.
The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.
Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received by it in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders, subject to any applicable tax withholding requirements. The depositary will distribute any securities or property (other than cash) received by it in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders in any manner that the depositary and we deem equitable and practicable.
Redemption of Preferred Stock

If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of such series of preferred stock. The depositary shares will be redeemed by the depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same date the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the depositary by lot or ratably or by any other equitable method as the depositary may decide.
Withdrawal of Preferred Stock

Unless the related depositary shares have previously been called for redemption, any holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by such depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary. Holders of depositary shares making such withdrawals will be entitled to receive whole shares of preferred stock on the basis set forth in the related prospectus supplement for such series of preferred stock. However, holders of such whole shares of preferred stock will not be entitled to deposit such preferred stock under the deposit agreement or to receive depositary receipts for such preferred stock after such withdrawal. If the depositary shares surrendered by the holder in connection with such withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.
Voting Deposited Preferred Stock

Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred stock. Each record holder of such depositary shares on the record date will be entitled to instruct the depositary to vote the amount of the preferred stock represented by such holder’s depositary shares. The depositary will insofar as practicable vote or cause to be voted the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. The depositary will vote all shares of any series of preferred stock held by it proportionately with instructions received if it does not receive specific instructions from the holders of depositary shares representing such series of preferred stock.
Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares or would be materially and adversely inconsistent with the rights granted to holders of the applicable series of preferred stock under our certificate of incorporation will not be effective unless such amendment has been approved by the holders of at least two thirds of the affected depositary shares then outstanding. Except as required by law, no amendment shall impair the right of any holder of depositary receipts to receive the number of shares of the applicable series of preferred stock and all money or other property represented thereby. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, or by reason of the acquisition thereof, to consent and agree to such amendment and to be bound by the deposit agreement, which has been amended thereby.
The deposit agreement automatically terminates if all outstanding depositary shares have been redeemed or a final distribution in respect of the deposited preferred stock has been made to the holders of depositary shares in connection with our liquidation, dissolution or winding up. The deposit agreement may be terminated by us upon not less than 30 days prior written notice to the depositary if holders of a majority of depositary shares of the applicable series consent thereto. In such event, the depositary will deliver or make available for delivery to holders of depositary shares, upon surrender of such depositary receipts, the number of whole or fractional shares of the related series of preferred stock as are represented by such depositary shares and any other property held by the depositary in respect thereof.
Fees, Charges and Expenses of Depositary

All fees, charges and expenses of the depositary or any agent of the depositary, including any transfer or other taxes and governmental charges arising solely by from the existence of the deposit agreement, shall be payable by us.
Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its intent to do so, and we may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.
Miscellaneous

The depositary will forward all reports and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the deposited preferred stock and not otherwise made publicly available.
Neither we nor the depositary nor its agents assume any obligation under the deposit agreement other than, and neither we nor they will be liable under the deposit agreement for our or their acts or omissions with respect to, our or their bad faith, gross negligence or willful misconduct, respectively. Neither we nor the depositary nor its agents will be obligated to appear in, prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of certain U.S. federal income tax consequences of an investment in common stock of American Capital Agency Corp. This summary does not discuss the consequences of an investment in shares of our preferred stock, debt securities, depositary shares, or other securities. The tax consequences of such an investment will be discussed in a relevant prospectus supplement. For purposes of this section under the heading “U.S. Federal Income Tax Considerations,” references to “American Capital Agency Corp.,” “we,” “our” and “us” mean only American Capital Agency Corp. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department (“Treasury”), rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. The summary is also based upon the assumption that we will operate American Capital Agency Corp. and its subsidiaries and affiliated entities in accordance with their applicable organizational documents or partnership agreements. This summary is for general information only and is not tax advice. The Internal Revenue Code provisions governing the U.S. federal income tax treatment of REITs and their stockholders are highly technical and complex, and this summary is qualified in its entirety by the express language of applicable Internal Revenue Code provisions, Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof. Moreover, this summary does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	partnerships and trusts;

•	persons who hold our stock on behalf of other persons as nominees;

•	persons who receive American Capital Agency Corp. stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding American Capital Agency Corp. stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	U.S. expatriates;

•	persons whose functional currency is not the U.S. dollar;

•	persons subject to the alternative minimum tax;

•	persons subject to the mark-to-market method of accounting for their securities;
and, except to the extent discussed below:

•	tax-exempt organizations; and

•	foreign investors.

This summary assumes that investors will hold their common stock as a capital asset, which generally means as property held for investment.
THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES TO ANY PARTICULAR STOCKHOLDER OF HOLDING OUR COMMON STOCK WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES OF ACQUIRING, HOLDING, EXCHANGING, OR OTHERWISE DISPOSING OF OUR COMMON STOCK.

Taxation of American Capital Agency Corp.
We have elected to be taxed as a REIT, commencing with our initial taxable year ended December 31, 2008. We believe that we have been organized and have operated in such a manner that permits us to satisfy the requirements for taxation as a REIT under the applicable provisions of the Internal Revenue Code.
The law firm of Skadden, Arps, Slate, Meagher & Flom LLP has acted as our tax counsel in connection with the filing of this registration statement. In connection with the filing of this registration statement, we expect to receive an opinion of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that, commencing with our initial taxable year, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our actual method of operation has enabled, and our proposed method of operation will continue to enable, us to meet the requirements for qualification and taxation as a REIT for our taxable year ending December 31, 2015 and subsequent years. It must be emphasized that the opinion of Skadden, Arps, Slate, Meagher & Flom LLP will be based on various assumptions relating to our organization and operation and will be conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the present and future conduct of our business operations. While we intend to operate so that we continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Skadden, Arps, Slate, Meagher & Flom LLP or by us that we will qualify as a REIT for any particular year. The opinion will be expressed as of the date issued and will not cover subsequent periods. Skadden, Arps, Slate, Meagher & Flom LLP will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.
Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock and asset ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Skadden, Arps, Slate, Meagher & Flom LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.
Taxation of REITs in General
As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to operate so that we continue to qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”
Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a corporation. In general, the income that we generate is taxed only at the stockholder level upon a distribution of dividends to our stockholders.
Most domestic stockholders that are individuals, trusts or estates are taxed on corporate dividends at a reduced maximum rate (the same as long-term capital gains). With limited exceptions, however, dividends from us or from other entities that are taxed as REITs are generally not eligible for this rate and will continue to be taxed at rates applicable to ordinary income. See “—Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.”
Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See “—Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.”

In any year in which we qualify as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.

•
If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions,” and “—Foreclosure Property,” below.

•
If we derive “excess inclusion income” from an interest in certain mortgage loan securitization structures (i.e., a “taxable mortgage pool” or a residual interest in a real estate mortgage investment conduit, (a “REMIC”)), we could be subject to corporate level U.S. federal income tax at a 35% rate to the extent that such income is allocable to specified types of tax-exempt stockholders known as “disqualified organizations” that are not subject to unrelated business income tax and that hold our stock in record name.

•
If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•
If we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

•
If we should violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to a penalty tax. In that case, the amount of the penalty tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•
If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (i) the amounts that we actually distributed and (ii) the amounts we retained and upon which we paid income tax at the corporate level.

•
We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification—General.”

•	A 100% tax may be imposed on transactions between us and a taxable REIT subsidiary (“TRS”) (as described below) that do not reflect arm’s-length terms.

•
If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

•	The earnings of our subsidiaries, including any TRS, may be subject to U.S. federal corporate income tax to the extent that such subsidiaries are subchapter C corporations.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.
Requirements for Qualification—General
The Internal Revenue Code defines a REIT as a corporation, trust or association:
(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

(4) that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified tax-exempt entities); and

(7) which meets other tests described below, including with respect to the nature of its income and assets.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT (which, in our case, was 2008). Our amended and restated certificate of incorporation provides restrictions regarding the ownership and transfers of our stock, which are intended to assist us in satisfying the stock ownership requirements described in conditions (5) and (6) above.
To monitor compliance with the stock ownership requirements, we generally are required to maintain records regarding the actual ownership of our stock. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the stock (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our stock and other information.
In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year-end, and thereby satisfy this requirement.
The Internal Revenue Code provides relief from violations of the REIT gross income requirements, as described below under “—Income Tests,” in cases where a violation is due to reasonable cause and not to willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, certain provisions of the Internal Revenue Code extend similar relief in the case of certain violations of the REIT asset requirements (see “—Asset Tests” below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.
Effect of Subsidiary Entities
Ownership of Partnership Interests. If we are a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the value prong of the 10% asset test, described below, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements.
Disregarded Subsidiaries. If we own a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded for U.S. federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly or indirectly wholly-owned by a REIT. Other entities that are wholly-owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”
In the event that a disregarded subsidiary of ours ceases to be wholly-owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Income Tests.”
Taxable Subsidiaries. In general, we may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat such subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable corporation generally is subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders.
We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the dividends paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we have used and, in the future, may continue to use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income (such as management fees or certain income with respect to mortgage servicing rights) or to conduct activities that, if conducted by us directly, would be treated in our hands as prohibited transactions.
The TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Accordingly, if we lend money to a TRS, the TRS may be unable to deduct all or a part of the interest paid on that loan, and the lack of an interest deduction could result in a material increase in the amount of tax paid by the TRS. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We intend that all of our transactions with our TRSs will be conducted on an arm’s-length basis.
We may hold a significant amount of assets in one or more TRSs, subject to the limitation that securities in TRSs may not represent more than 25% of our assets. In general, we intend that loans that we originate or buy with an intention of selling in a manner that might expose us to a 100% tax on “prohibited transactions” will be originated or sold by a TRS. We anticipate that the TRS through which any such sales are made may be treated as a dealer for U.S. federal income tax purposes. As a dealer, the TRS may in general mark all the loans it holds on the last day of each taxable year to their market value, and may recognize ordinary income or loss on such loans with respect to such taxable year as if they had been sold for that value on that day. In addition, the TRS may further elect to be subject to the mark-to-market regime described above in the event that the TRS is properly classified as a “trader” as opposed to a “dealer” for U.S. federal income tax purposes.

Income Tests
In order to continue to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging transactions, generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including, generally, agency securities and certain other types of mortgage-backed securities), “rents from real property,” dividends received from other REITs, and gains from the sale of real estate assets, as well as specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. Income and gain from certain hedging transactions will be excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests.
Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.
We intend to continue to invest primarily in agency securities that are either pass-through certificates or collateralized mortgage obligations (“CMOs”). We expect that the agency securities will be treated either as interests in a grantor trust or as interests in a REMIC for U.S. federal income tax purposes and that all interest income from our agency securities will be qualifying income for the 95% gross income test. In the case of an agency securities treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest on such mortgage loans would be qualifying income for purposes of the 75% gross income test to the extent that the obligation is secured by real property, as discussed above. In the case of agency securities treated as interests in a REMIC, income derived from REMIC interests will generally be treated as qualifying income for purposes of the 75% and 95% gross income tests. If less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the 75% gross income test. In addition, some REMIC securitizations include imbedded interest rate swap or cap contracts or other derivative instruments that potentially could produce non-qualifying income for the holder of the related REMIC securities. We expect that substantially all of our income from agency securities will be qualifying income for purposes of the REIT gross income tests.
We purchase and sell agency securities through “to-be-announced” forward contracts (“TBAs”) and recognize income or gains from the disposition of those TBAs, through dollar roll transactions or otherwise, and may continue to do so in the future. While there is no direct authority with respect to the qualification of income or gains from dispositions of TBAs as gains from the sale of real property (including interests in real property and interests in mortgages on real property) or other qualifying income for purposes of the 75% gross income test, we treat income and gains from our TBAs as qualifying income for purposes of the 75% gross income test, based on an opinion of Skadden, Arps, Slate, Meagher & Flom LLP substantially to the effect that, for purposes of the 75% REIT gross income test, any gain recognized by us in connection with the settlement of our TBAs should be treated as gain from the sale or disposition of the underlying agency securities. Opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not successfully challenge the conclusions set forth in such opinions. In addition, as noted above, the opinion of Skadden, Arps, Slate, Meagher & Flom LLP is based on various assumptions relating to our TBAs and is conditioned upon fact-based representations and covenants made by our management regarding our TBAs. No assurance can be given that the IRS would not assert that such income is not qualifying income. If the IRS were to successfully challenge the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, we could be subject to a penalty tax or we could fail to qualify as a REIT if a sufficient portion of our income consists of income or gains from the disposition of TBAs.
Rents received by us, if any, will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. In addition, the amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales. Also, rental income will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee’s equity.
We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.
Fees will generally be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees generally will not be qualifying income for purposes of either gross income test and will not be favorably counted for purposes of either gross income test. Any fees earned by our TRS will not be included for purposes of the gross income tests. Any income or gain that we or our pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rates, will be excluded from gross income for purposes of both the 75% and 95% gross income tests, provided that specified requirements are met, including the requirement that the instrument is entered into during the ordinary course of our business, the instrument hedges risks associated with indebtedness issued by us or our pass-through subsidiary that is incurred to acquire or carry “real estate assets” (as described below under “—Asset Tests”), and the instrument is properly identified as a hedge along with the risk that it hedges within prescribed time periods. Income and gain from all other hedging transactions will not be qualifying income for either the 95% or 75% gross income test.
If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, including as a result of income and gains from the disposition of TBAs being treated as nonqualifying income for purposes of the 75% gross income test, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations yet to be issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, the Internal Revenue Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.
Under The Housing and Economic Recovery Tax Act of 2008, the Secretary of the Treasury has been given broad authority to determine whether particular items of gain or income recognized after July 30, 2008, qualify or not under the 75% and 95% gross income tests, or are to be excluded from the measure of gross income for such purposes.
Asset Tests
At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items (including certain money market funds), U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include some kinds of mortgage-backed securities and mortgage loans, as well as interests in real property and stock of other corporations that qualify as REITs. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.
Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets.
Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the value prong of the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the value prong of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Internal Revenue Code. Fourth, the aggregate value of all securities of TRSs that we hold may not exceed 25% of the value of our total assets.
Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (such debt, however, will not be treated as “securities” for purposes of the value prong of the 10% asset test, as explained below).
Certain securities will not cause a violation of the value prong of the 10% asset test described above. Such securities include instruments that constitute “straight debt,” which includes, among other things, securities having certain contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Internal Revenue Code provides that certain other securities will not violate the 10% asset test. Such securities include (1) any loan made to an individual or an estate, (2) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (3) any obligation to pay rents from real property, (4) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (5) any security (including debt securities) issued by another REIT, and (6) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.” In applying the value prong of the 10% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.
We intend to continue to invest primarily in agency securities that are either pass-through certificates or CMOs. We expect that the agency securities will be treated either as interests in grantor trusts or as interests in REMICs for U.S. federal income tax purposes. In the case of an agency securities treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. Such mortgage loans will generally qualify as real estate assets to the extent that they are secured by real property. We expect that substantially all of our agency securities treated as interests in grantor trust will qualify as real estate assets. In the case of agency securities treated as interests in a REMIC, such interests will generally qualify as real estate assets and income derived from REMIC interests will generally be treated as qualifying income for purposes of the REIT income tests described above. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the REIT asset and income tests.
To the extent that we hold mortgage participations or mortgage-backed securities that do not represent REMIC interests, such assets may not qualify as real estate assets, and the income generated from them might not qualify for purposes of either or both of the REIT income requirements, depending upon the circumstances and the specific structure of the investment. Our ability to invest in those assets may be limited by our intention to qualify as a REIT.
We enter into sale and repurchase agreements under which we nominally sell certain of our investments to a counterparty and simultaneously enter into an agreement to repurchase the sold assets in exchange for a purchase price that reflects a financing charge. We believe that we will generally be treated for REIT asset and income test purposes as the owner of the collateral that is the subject of any such agreement notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own such collateral during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.
We purchase and sell agency securities through TBAs and may continue to do so in the future. While there is no direct authority with respect to the qualification of TBAs as real estate assets or Government securities for purposes of the 75% asset test, we treat our TBAs as qualifying assets for purposes of the REIT asset tests, based on an opinion of Skadden, Arps, Slate, Meagher & Flom LLP substantially to the effect that, for purposes of the REIT asset tests, our ownership of a TBA should be treated as ownership of the underlying agency securities. Opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not successfully challenge the conclusions set forth in such opinions. In addition, as noted above, the opinion of Skadden, Arps, Slate, Meagher & Flom LLP is based on various assumptions relating to our TBAs and is conditioned upon fact-based representations and covenants made by our management regarding our TBAs. No assurance can be given that the IRS would not assert that such assets are not qualifying assets. If the IRS were to successfully challenge the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, we could be subject to a penalty tax or we could fail to qualify as a REIT if a sufficient portion of our assets consists of TBAs.
No independent appraisals have been obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.
However, certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure, and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.
In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000, and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.
If we should fail to satisfy the asset tests at the end of a calendar quarter, including any failure to satisfy the 75% asset test as a result of any investments in TBAs, such a failure would not cause us to lose our REIT qualification if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described below.
Annual Distribution Requirements
In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:
(a) the sum of:
(1) 90% of our “REIT taxable income,” computed without regard to our net capital gains and the deduction for dividends paid, and
(2) 90% of our net income, if any, (after tax) from foreclosure property (as described below), minus
(b) the sum of specified items of non-cash income.
We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a tax deduction for us, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents.
To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase their adjusted basis of their stock by the difference between (a) the amounts of capital gain dividends that we designated and that they include in their taxable income, minus (b) the tax that we paid on their behalf with respect to that income.
To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of our stockholders, of any distributions that are actually made as ordinary dividends or capital gains. See “—Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.”

If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, plus (y) the amounts of income we retained and on which we have paid corporate income tax.
It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between (a) our actual receipt of cash, including receipt of distributions from any subsidiaries, and (b) our inclusion of items in income for U.S. federal income tax purposes. Other potential sources of non-cash taxable income include:

•	loans or mortgage-backed securities held as assets that are issued at a discount and require the accrual of taxable economic interest in advance of receipt in cash; and

•
loans on which the borrower is permitted to defer cash payments of interest, and distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash.

In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property. Alternatively, we may declare a taxable distribution payable in cash or stock at the election of each stockholder, where the aggregate amount of cash to be distributed in such distribution may be subject to limitation. In such case, for U.S. federal income tax purposes, the amount of the distribution paid in stock will be equal to the amount of cash that could have been received instead of stock.
We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.
Prohibited Transactions
Net income that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business by us or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to us. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates. We intend to continue to structure our activities to avoid prohibited transaction characterization.
Foreclosure Property
Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. Because we will invest primarily in agency securities, we do not anticipate receiving any income from foreclosure property that does not qualify for purposes of the 75% gross income test.

Derivatives and Hedging Transactions
We and our subsidiaries may enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts and options. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into, including gain from the sale or disposition of such a transaction, (1) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, and satisfies other identification requirements and (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests (or any asset that produces such income), which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through our TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.
Failure to Qualify
If we fail to satisfy one or more requirements for REIT qualification other than the income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”
If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to most domestic stockholders that are individuals, trusts and estates will generally be taxable at capital gains rates. In addition, subject to the limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.
 Taxation of Stockholders
Taxation of Taxable Domestic Stockholders
Distributions. So long as we qualify as a REIT, the distributions that we make to our taxable domestic stockholders out of current or accumulated earnings and profits that we do not designate as capital gain dividends will generally be taken into account by stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates for qualified dividends received by most domestic stockholders that are individuals, trusts and estates from taxable C corporations. Such stockholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to:

•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);

•	dividends received by the REIT from TRSs or other taxable C corporations; or

•
income subject to tax with respect to the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Distributions that we designate as capital gain dividends will generally be taxed to our stockholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case provisions of the Internal Revenue Code will treat our stockholders as having received, solely for tax purposes, our undistributed capital gains, and the stockholders will receive a corresponding credit for taxes that we paid on such undistributed capital gains. See “—Taxation of American Capital Agency Corp.—Annual Distribution Requirements.” Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at reduced maximum federal rates in the case of stockholders that are individuals, trusts and estates, and ordinary income rates in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.
Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a stockholder to the extent that the amount of such distributions does not exceed the adjusted basis of the stockholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the stockholder’s shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, the stockholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In determining the extent to which a distribution will be treated as being made from our earnings and profits, our earnings and profits will be allocated on a pro rata basis, first to distributions with respect to our preferred stock, and then to our common stock.
In addition, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.
To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “—Taxation of American Capital Agency Corp.—Annual Distribution Requirements.” Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses generally affect the taxable character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits.
Dispositions of American Capital Agency Corp. Stock. In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our stock will be subject to a reduced maximum U.S. federal income tax rate if the stock is held for more than one year, and will be taxed at ordinary income rates if the stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to U.S. federal income tax at ordinary income rates, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the stockholder as long-term capital gain.
If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters. The Internal Revenue Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.
Passive Activity Losses and Investment Interest Limitations. Distributions that we make and gain arising from the sale or exchange by a domestic stockholder of our stock will not be treated as passive activity income. As a result, stockholders will not be able to apply any “passive losses” against income or gain relating to our stock. To the extent that distributions we make do not constitute a return of capital or capital gain dividends, they will be treated as investment income for purposes of computing the investment interest limitation.

Medicare Tax. Certain U.S. holders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on dividend and other income, including capital gains from the sale or other disposition of our common stock.
Taxation of Foreign Stockholders
The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to non-U.S. holders. A “non-U.S. holder” is any person other than:

•	a citizen or resident of the United States;

•
a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.
The following discussion is based on current law, and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income and estate taxation.
In General. For most foreign investors, investment in a REIT that invests principally in mortgage loans and mortgage-backed securities is not the most tax-efficient way to invest in such assets. That is because receiving distributions of income derived from such assets in the form of REIT dividends subjects most foreign investors to withholding taxes that direct investment in those asset classes, and the direct receipt of interest and principal payments with respect to them, would not. The principal exceptions are foreign sovereigns and their agencies and instrumentalities, which may be exempt from withholding taxes on REIT dividends under the Internal Revenue Code, and certain foreign pension funds or similar entities able to claim an exemption from withholding taxes on REIT dividends under the terms of a bilateral tax treaty between their country of residence and the United States.
Ordinary Dividends. The portion of dividends received by non-U.S. holders that is (1) payable out of our earnings and profits, (2) not attributable to our capital gains and (3) not effectively connected with a U.S. trade or business of the non-U.S. holder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty.
In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. holder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.
Non-Dividend Distributions. Unless our stock constitutes a U.S. real property interest (a “USRPI”), distributions that we make which are not dividends out of our earnings and profits will not be subject to U.S. income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (a) the stockholder’s proportionate share of our earnings and profits, plus (b) the stockholder’s basis in its stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding tax at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Dividends. Under FIRPTA, a distribution that we make to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, or USRPI capital gains, will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain dividend. See above under “—Taxation of Foreign Stockholders—Ordinary Dividends,” for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 35% of the maximum amount that could have been designated as USRPI capital gains dividends. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. holder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (1) the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder would be subject to the same treatment as U.S. holders with respect to such gain, or (2) the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. holder will incur a 30% tax on his capital gains.
A capital gain dividend that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as an ordinary dividend (see “—Taxation of Foreign Stockholders—Ordinary Dividends”), if (1) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient non-U.S. holder does not own more than 5% of that class of stock at any time during the year ending on the date on which the capital gain dividend is received. We anticipate that our common stock will continue to be “regularly traded” on an established securities market.
Dispositions of American Capital Agency Corp. Stock. Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. Our stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. It is not currently anticipated that our stock will constitute a USRPI. However, we cannot assure you that our stock will not become a USRPI.
Even if the foregoing 50% test is not met, our stock nonetheless will not constitute a USRPI if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. holders at all times during a specified testing period. We believe that we are, and we will be, a domestically controlled qualified investment entity, and that a sale of our stock should not be subject to taxation under FIRPTA. However, no assurance can be given that we are or will remain a domestically controlled qualified investment entity.
In the event that we are not a domestically controlled qualified investment entity, but our stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, a non-U.S. holder’s sale of our common stock nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. holder held 5% or less of our outstanding common stock at all times during the five-year period ending on the date of the sale. We expect that our common stock will continue to be regularly traded on an established securities market.
If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a domestic stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.
Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (1) if the non-U.S. holder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a domestic stockholder with respect to such gain, or (2) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our stock (subject to the 5% exception applicable to “regularly traded” stock described above), a non-U.S. holder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. holder (1) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and

(2) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date.
Other Withholding Rules. Legislation enacted in 2010 and existing guidance issued thereunder will require withholding at a rate of 30% on dividends in respect of, and, after December 31, 2016, gross proceeds from the sale of, our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Treasury to report, on an annual basis, information with respect to shares in, or accounts maintained by, the institution to the extent such shares or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and after December 31, 2016, gross proceeds from the sale of, our common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. We will not pay any additional amounts to stockholders in respect of any amounts withheld. Non-U.S. holders are encouraged to consult their tax advisors regarding the possible implications of the legislation on their investment in our common stock.
Estate Tax. If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death, the stock will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.
Taxation of Tax-Exempt Stockholders
Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they may be subject to taxation on their unrelated business taxable income (“UBTI”). While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt stockholder.
Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that we make as UBTI.
In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) we are required to “look through” one or more of our pension trust stockholders in order to satisfy the REIT “closely-held” test, and (2) either (i) one pension trust owns more than 25% of the value of our stock, or (ii) one or more pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of the value of our stock. Certain restrictions on ownership and transfer of our stock generally should prevent a tax-exempt entity from owning more than 10% of the value of our stock and generally should prevent us from becoming a pension-held REIT.
Tax-exempt stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning American Capital Agency Corp. stock.
Other Tax Considerations
Legislative or Other Actions Affecting REITs
The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our common stock.
State, Local and Foreign Taxes
We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. We may own properties located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment and that of our stockholders may not conform to the U.S. federal income tax treatment discussed above. We may pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

LEGAL MATTERS
Unless otherwise indicated in the applicable prospectus supplement, Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, will provide opinions regarding the authorization and validity of the Securities and certain U.S. federal income tax matters. Skadden, Arps, Slate, Meagher & Flom LLP, New York may also provide opinions regarding certain other matters. Any underwriters will also be advised about legal matters by their own counsel, who will be identified in the prospectus supplement.
EXPERTS
The consolidated financial statements of American Capital Agency Corp. appearing in American Capital Agency Corp.’s Annual Report (Form 10-K) for the year ended December 31, 2014, and the effectiveness of American Capital Agency Corp.’s internal control over financial reporting as of December 31, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance on their reports given on their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy any reports or other information that we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC’s Public Reference Room. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room in Washington D.C. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s website at http://www.sec.gov. You may also obtain additional information by visiting our website at http://www.agnc.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of this prospectus or any other report or document we file with or furnish to the SEC.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus which has been previously filed, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information included or incorporated by reference in this prospectus. We have filed the documents listed below with the SEC (File No. 001-34057) under the Exchange Act and these documents are incorporated herein by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2014, filed on February 25, 2015;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015, filed on May 6, 2015;

•	our Current Report on Form 8-K, filed on April 24, 2015;

•
the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2014 from our Definitive Proxy Statement on Schedule 14A, filed on March 11, 2015;

•	the description of our common stock set forth in our registration statement on Form 8-A filed on May 9, 2008, and any amendment or report filed for the purpose of updating such description;

•
the description of our 8.000% Series A Preferred Stock set forth in our registration statement on Form 8-A filed on April 2, 2012, and any amendment or report filed for the purpose of updating such description; and

•
the description of our Depositary Shares, each representing a 1/1,000th interest in a share of our 7.750% Series B Preferred Stock, set forth in our registration statement on Form 8-A filed on May 7, 2014, and any amendment or report filed for the purpose of updating such description.

All documents that we file (but not those that we furnish) with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of the registration statement will be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, and any previously filed document. In addition, all documents that we file (but not those that we furnish) with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of shares hereby will be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, any accompanying prospectus supplement and any previously filed document.
We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (other than the exhibits to such documents which are not specifically incorporated by reference herein); we will provide this information at no cost to the requester upon written or oral request to American Capital Agency Corp., 2 Bethesda Metro Center, 14th Floor, Bethesda, Maryland 20814, telephone number (301) 968-9300.

30,000,000 Shares

Common Stock

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PROSPECTUS SUPPLEMENT

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Joint Book-Running Managers
Citigroup	BofA Merrill Lynch	J.P. Morgan	Morgan Stanley	UBS Investment Bank
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Co-Managers
	JMP Securities		Keefe, Bruyette & Woods
A Stifel Company
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May , 2018